Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-194243 and 333-226398 on Form S-8 of our report dated June 11, 2024, relating to the financial statements and supplemental schedule of the GE Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the GE Retirement Savings Plan for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 11, 2024